Exhibit 10.1

Barclays Bank PLC 5 The North Colonnade Canary Wharf, London E14 4BB Facsimile: +44 (20) 777 36461 Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc. as Agent for Barclays Bank PLC 745 Seventh Ave. New York, NY 10019

DATE:	August 24, 2011

TO:	CVS Caremark Corporation
One CVS Drive
Woonsocket, RI 02895
Attention:	Carol DeNale
Facsimile:	401-770-5768
Telephone:	401-770-4407
Email:	cadenale@cvs.com

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	+1 212 412 4000

SUBJECT:	Share Repurchase Transaction

The purpose of this letter agreement (this “Base Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and CVS Caremark Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. As used herein and in the Agreement, the term “Confirmation” shall refer (i) prior to delivery of a Confirmation Pricing Supplement that complies with the requirements set forth in the Base Confirmation, to the Base Confirmation and (ii) following such delivery, to the Base Confirmation as supplemented by such Confirmation Pricing Supplement. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is regulated by the Financial Services Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule and with such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the

Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 24, 2011

Seller:	Barclays

Buyer:	Counterparty

Shares:	The Common Shares, USD0.01 par value per share of Counterparty (Ticker symbol “CVS”).

Prepayment:	Applicable

Variable Obligation	Applicable

Prepayment Amount:	As specified in Schedule A

Additional Payment:	Counterparty shall pay to Barclays an amount equal to the Additional Payment as specified in Schedule A on the Prepayment Date.

Prepayment Date:	One Exchange Business Day following the Trade Date.

Transaction Fee:	On the Prepayment Date, Counterparty shall pay to Barclays a cash amount equal to the Transaction Fee Amount.

Transaction Fee Amount:	As specified in Schedule A

Initial Hedge Period:	The period (the “Initial Hedge Period”) commencing on the Scheduled Trading Day immediately following the Trade Date and ending on the earlier of (i) the 21st Scheduled Trading Day immediately following the Trade Date or (ii) the Exchange Business Day on which Barclays completes the purchase of a number of Shares (the “Hedge Shares”) necessary to establish its initial hedge position with respect to the Transaction (such date, the “Hedge Period End Date”). On the first Scheduled Trading Day immediately following the Hedge Period End Date, Barclays shall provide written notice (the “Confirmation Pricing Supplement”) to Counterparty in substantially the form attached hereto as Exhibit A, of the Hedging Price, Maximum Shares, Minimum Shares and first day of the Trading Period. Upon receipt of the Confirmation Pricing Supplement, Counterparty shall promptly execute and return the Confirmation Pricing Supplement to Barclays; provided that Counterparty’s failure to so execute and return the Confirmation Pricing Supplement shall not affect the binding nature of the Confirmation Pricing Supplement, and the terms set forth therein, if accurately determined pursuant to the terms of this Confirmation, shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Confirmation Pricing Supplement.

Hedging Price:	The volume weighted average of the 10b-18 VWAPs for all Scheduled Trading Days on which Barclays establishes its initial Hedge Position in respect of the Transaction during the

Initial Hedge Period, where the daily weight for the calculation of such volume weighted average is equal to the quotient of (i) the number of Shares with respect to which Barclays establishes its initial Hedge Position in respect of the Transaction on such day divided by (ii) the total number of Shares with respect to which Barclays establishes its initial Hedge Position in respect of the Transaction during the Initial Hedge Period.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges.

Calculation Agent:	Barclays. Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty a report displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

Valuation:

Trading Period:	The period of consecutive Scheduled Trading Days from and including the first Scheduled Trading Day following the Hedge Period End Date to and including the Maximum Maturity Date, as specified in Schedule A; provided that, Barclays may designate any Scheduled Trading Day on or after the Minimum Maturity Date and prior to the Maximum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period. Barclays shall notify Counterparty of any designation made pursuant to this provision on the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines (in a commercially reasonable manner) is material” and by adding the words “or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if the Calculation Agent determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Barclays to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction. Barclays shall notify Counterparty as soon as practicable that a Regulatory Disruption has occurred and the Scheduled Trading Days affected by it.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines (in a commercially reasonable manner) that such failure will not have a material impact on Barclays’s ability to unwind any hedging transactions related to the Transaction”.

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Initial Hedge Period, the Trading Period, any Cash Settlement Pricing Period or any Early Termination Settlement Pricing Period, the Calculation Agent may postpone the Hedge Period End Date, the Maximum Maturity Date and the Minimum Maturity Date, the end of the Cash Settlement Pricing Period or the end of such Early Termination Settlement Pricing Period, as applicable. If any Disrupted Day occurs during the Initial Hedge Period, the Trading Period or any Cash Settlement Pricing Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Hedging Price, if such Disrupted Day occurs during the Initial Hedge Period, or the Forward Price, if such Disrupted Day occurs during the Trading Period, or the Cash Settlement Price, if such Disrupted Day occurs during a Cash Settlement Pricing Period, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the Hedging Price, if such Disrupted Date occurs during the Initial Hedge Period, or the Forward Price, if such Disrupted Date occurs during the Trading Period, or the Cash Settlement Price, if such Disrupted Day occurs during a Cash Settlement Pricing Period, shall be determined by the Calculation Agent using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic average.

Valuation Time:	Scheduled Closing Time (determined without regard to extended trading hours or after hours trading).

Valuation Date:	The last Scheduled Trading Day of the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable; provided that if the Number of Shares to be Delivered is a negative number, Counterparty may elect Physical Settlement in lieu of Cash Settlement by written notice to Barclays at any time no later than noon (New York City time) on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Trading Day on which Counterparty receives from Barclays a notice of designation of the last Scheduled Trading Day of the Trading Period and (ii) the originally scheduled Maximum Maturity Date as specified in Schedule A; provided further that if Counterparty makes such election, Counterparty shall satisfy the applicable conditions set forth in Section 5(i) below and provide the representation contained in Section 5(p) below (with the reference to the Trade Date in such Section 5(p) replaced for this purpose with a reference to the date of such election).

Physical Settlement:	Applicable if the Number of Shares to be Delivered is (1) a positive number, in which case it means that on the Settlement Date Barclays shall deliver to Counterparty the Number of Shares to be Delivered, or (2) a negative number and Counterparty makes the election pursuant to the proviso under “Settlement Method Election” above, in which case it means that Counterparty shall deliver to Barclays the absolute value of such number subject to paragraphs 5(g) and (i) below.

Cash Settlement:	Applicable if the Number of Shares to be Delivered is a negative number and Counterparty does not make the election above pursuant to the proviso under “Settlement Method Election” above, in which case it means that paragraph 5(h) below shall apply.

Settlement Currency:	USD

Forward Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Exchange Business Days in the Trading Period (the “Average 10b-18 VWAP”) minus (ii) the Discount, as specified in Schedule A.

10b-18 VWAP:	(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, the successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as the 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “CVS <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Number of Shares to be Delivered:	A number of Shares equal to the difference between (i) the Share Amount minus (ii) the number of Shares previously delivered pursuant to Initial Share Delivery and Minimum Share Delivery; provided that a number of Shares less than a whole number shall be rounded upward. Section 9.5 of the Equity Definitions shall not apply to the Transaction.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price; provided that if such quotient is (i) greater than the Maximum Shares, the Share Amount shall equal the Maximum Shares, and (ii) less than the Minimum Shares, the Share Amount shall equal the Minimum Shares.

Settlement Date:	The Exchange Business Day immediately following the last Scheduled Trading Day during the Trading Period.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery:	Barclays shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Initial Share Delivery Date:	One Exchange Business Day following the Trade Date.

Minimum Shares:	As specified in Schedule A.

Minimum Share Delivery:	Barclays shall deliver the excess, if any, of (i) the Minimum Shares over (ii) the number of the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Minimum Share Delivery Date:	Three Scheduled Trading Days following the Hedge Period End Date.

Maximum Shares:	As specified in Schedule A.

Share Deliveries:	The provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (as modified pursuant to the following sentence) and 9.12 of the Equity Definitions will apply to any delivery of Shares hereunder. Section 9.11 of the Equity Definitions is hereby modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that (i) any declaration of (a) a regular quarterly dividend in an amount not greater than the Regular Dividend Amount as specified in

Schedule A and with an ex-dividend date occurring on or after the expected ex-dividend date for the relevant quarter as specified in Schedule A (a “Regular Dividend”) or (b) an Extraordinary Dividend (as defined in Section 5(f) below) shall not constitute a Potential Adjustment Event and (ii) Section 11.2(e)(vii) of the Equity Definitions is amended by inserting the words “other than the declaration or payment of any dividend, distribution or issuance to holders of the Shares” at the end thereof. For the avoidance of doubt, the Calculation Agent shall not make any adjustments to account for changes in cost of funding, expected dividends or stock loan rate in connection with any Potential Adjustment Event.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Consequences of Tender Offers:

Tender Offer:	Applicable; provided that (x) the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 10% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by the Issuer or any subsidiary thereof or (b) greater than 15% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by any entity or person other than the Issuer or any subsidiary thereof” and (y) the definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).” and (ii) deleting the phrase “expected dividends,” from such stipulated parenthetical provision.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “is reasonably likely, as determined by the Calculation Agent, to lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by any entity (provided that such announcement relates to a “friendly” transaction in which Counterparty is recommending to its shareholders that they approve such Merger Event or participate in such Tender Offer, as the case may be)” after the word “announcement” in the second and the fourth lines thereof, (iv) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto and (v) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto.

Announcement Event:	If an Announcement Event has occurred, the Calculation Agent shall determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction that are reasonably attributable to such Announcement Event) (i) at a time that it determines appropriate, from the Announcement Date to the date of such determination (the “Determination Date”), and (ii) on the Valuation Date or on a date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions, from the Announcement Date or the Determination Date, as applicable, to the Valuation Date or the date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions. If any such economic effect is material, the Calculation Agent will (i) adjust the terms of the Transaction to reflect such economic effect or (ii) if the Calculation Agent determines that no adjustment it could make under clause (i) will produce a commercially reasonable result, terminate the Transaction, in which case the Determining Party will determine the Cancellation Amount payable by one party to the other; provided that the reference in Section 12.8(a) of the Equity Definitions to “Extraordinary Event” shall be replaced for this purpose with a reference to “Announcement Event.” The Determining Party will notify Counterparty of the Cancellation Amount and which party shall pay such amount promptly following the determination thereof. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer or of a potential Merger Event or potential Tender Offer.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Combined Consideration shall be deemed to be such composition as received by the majority (or if no majority exists, a plurality) of holders of Shares making an affirmative election.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Cancellation Amount:	Section 12.8(d) of the Equity Definitions shall be amended by deleting the second sentence thereof and Section 12.8(e) of the Equity Definitions shall be amended by replacing the words “(or any gain resulting from any of them)” at the end thereof with the words “and shall, in calculating any Cancellation Amount, consider any gain resulting from its terminating, liquidating or re-establishing any hedge related to such Transaction”.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) (a) inserting the designation “(I)” immediately preceding clause (A) thereof, (b) deleting the designation “(X)” in the sixth line thereof, (c) replacing the designation “(Y)” in the seventh line thereof with the words “(II) due to any change in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Wall Street Act”) or the adoption of any new, or any change in any existing, rules and regulations promulgated thereunder,” and (d) replacing the parenthetical at the end of clause (II) thereof with the words “(including, without limitation, any additional capital charges or other regulatory capital requirements)”.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “the adoption of or any change in any applicable law or regulation”

shall include any change in the Wall Street Act, or the adoption of any new, or any change in any existing, rules and regulations promulgated thereunder or the adoption of or any change in any similar law or regulation, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such event.

Failure to Deliver:	Not Applicable.

Insolvency Filing:

Applicable.

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer and, solely for such purpose, Section 12.3(d) of the Equity Definitions shall be amended by replacing (a) references to “Tender Offer” with “Insolvency Filing” and (b) references to “Tender Offer Date” with “the date of the Insolvency Filing”).”

Hedging Disruption:	Not Applicable.

Increased Cost of Hedging:	Not Applicable.

Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) of the Equity Definitions is amended and restated in its entirety to read “ ‘Loss of Stock Borrow’ means the Borrow Cost is greater than the Maximum Stock Loan Rate;”.

Borrow Cost:	The cost to borrow the relevant Shares that would be incurred by a third party market participant borrowing such Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall equal (a) FED-FUNDS less the rebate rate that would be earned on collateral pledged to secure such borrowing, net of any costs or fees, plus (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	50 basis points.

Increased Cost of Stock Borrow:	Not Applicable.

FED FUNDS:	“FED FUNDS” means, for any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Determining Party:	Barclays for all applicable Additional Disruption Events; provided that when making any determination or calculation as “Determining Party,” Barclays shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and the Confirmation as if the Determining Party were the Calculation Agent.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.	Mutual Representations, Warranties and Agreements.

Each of Barclays and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA;

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(d)	Notice of Event of Default. Each party shall promptly provide written notice to the other party upon obtaining knowledge of the occurrence of any event that constitutes an Event of Default where such party is the Defaulting Party.

4.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	[Reserved];

(b)	[Reserved];

(c)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(d)	[Reserved];

(e)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(f)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(g)	Counterparty is not as of the Trade Date, and shall not be immediately after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Maximum Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(h)	the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors (including engaging in related derivative transactions) and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(i)	Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(j)	each of Counterparty’s required filings under all applicable securities laws have been filed and on the Trade Date, all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(k)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(l)	Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(m)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)	Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares), manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for the Shares); and

(o)	Counterparty has not entered into any obligation that would contractually limit it from effecting settlement contemplated by the Default Settlement Method under the Transaction and it agrees not to enter into any such obligation during the term of the Transaction.

5.	Other Provisions:

(a)	[Reserved].

(b)	Rule 10b-18.

(i)	During the Initial Hedge Period, any Cash Settlement Pricing Period or any Early Termination Settlement Pricing Period, Barclays agrees to use (A) best efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”) and (B) commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clause (b)(3) of Rule 10b-18, in each case as if such rule was applicable to such purchases.

(ii)	Except as disclosed to Barclays in writing prior to the Trade Date, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18).

(iii)	Counterparty agrees that it (A) will not, during the Initial Hedge Period, the Trading Period, any Cash Settlement Pricing Period or any Early Termination Settlement Pricing Period, make, or permit to be made (to the extent within Counterparty’s control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Barclays following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act (other than any such transaction in which the consideration consists solely of cash and there is no valuation period).

(c)	Rule 10b5-1. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and neither party shall take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Barclays effects any purchases in connection with the Transaction, (B) during the Initial Hedge Period, the Trading Period, any Cash Settlement Pricing Period and any Early Termination Settlement Pricing Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any material non-public information regarding Counterparty or the Shares to any employee of Barclays or its affiliates who is directly involved with the hedging of and trading with respect to the Transaction, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)	Company Purchases. Without Barclays’ consent, during the Initial Hedge Period, the Trading Period, any Cash Settlement Pricing Period and any Early Termination Settlement Pricing Period, Counterparty shall not, and shall not cause any Affiliate Purchaser to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), other than purchases (i) pursuant to the Issuer Stock Repurchase and 10b5-1 Trading Plan dated June 7, 2011 between Counterparty and Barclays Capital Inc. or (ii) that are not solicited by or on behalf of Counterparty, its affiliates or Affiliated Purchasers.

(e)	Regulation M. Counterparty is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the end of the trading period, engage in any such distribution without prior notice to Barclays (a “Distribution Notice”). Counterparty acknowledges that delivery of a Distribution Notice could result in the occurrence of a Regulatory Disruption, and the parties agree that any such occurrence shall be treated as a Potential Adjustment Event hereunder.

(f)	Additional Termination Event. Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date of (i) cash, other than a Regular Dividend, (ii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent (any dividend, distribution or issuance described in clause (i), (ii) or (iii) above, an “Extraordinary Dividend”).

(g)	Physical Settlement by Counterparty. If Physical Settlement applies, Counterparty shall deliver either (i) a number of Registered Shares equal to the product of (A) the absolute value of the Number of Shares to be Delivered, multiplied by (B) 100.5%, OR (ii) a number of Restricted Shares equal to the product of (A) the absolute value of the Number of Shares to be Delivered, multiplied by (B) 102%. “Registered Shares” shall mean Shares that satisfy the conditions for Registered Shares set forth in Section 5(i) below. “Restricted Shares” shall mean Shares that are not Registered Shares.

(h)	Cash Settlement by Counterparty. If Cash Settlement applies, Counterparty shall pay to Barclays on the Cash Settlement Date an amount in cash equal to the Cash Settlement Amount. “Cash Settlement Date” shall mean the date one Settlement Cycle immediately following the last Exchange Business Day during the Cash Settlement Pricing Period. “Cash Settlement Amount” shall mean the product of (i) the absolute value of the Number of Shares to be Delivered, multiplied by (ii) the arithmetic average of the 10b-18 VWAPs for all Scheduled Trading Days in the Cash Settlement Pricing Period (the “Cash Settlement Price”). “Cash Settlement Pricing Period” shall mean the period commencing on the third Scheduled Trading Day immediately following the last Scheduled Trading Day of the Trading Period and ending on an Exchange Business Day selected by the Calculation Agent and notified to the parties prior to the beginning of the Cash Settlement Pricing Period.

(i)

Share Delivery Conditions. If Physical Settlement applies, Counterparty may deliver Registered Shares in respect of its settlement obligations only if the following conditions have been satisfied (the “Registration Provisions”): (i) a registration statement (“Registration Statement”) (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act) covering public resale by Barclays (or an affiliate thereof) of any Shares delivered by Counterparty to Barclays under such Physical Settlement by Counterparty (“Settlement Shares”) shall have been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) no later than one Scheduled Trading Day prior to the Settlement Date and such Registration Statement continues to be in effect at all times to and including the date that Barclays or its affiliate(s) has fully and finally sold any Settlement Shares hereunder, (ii) the contents of such Registration Statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Barclays, (iii) Barclays shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for transactions pursuant to which Barclays (or an affiliate thereof) acts as an underwriter of equity securities of similar size by similar issuers and the results of such investigation are reasonably satisfactory to Barclays and (iv) as of the Settlement Date, an agreement between Barclays and Counterparty of reasonable underwriting terms customary for underwritten offerings of equity securities of similar size by similar issuers, including but not limited to indemnification and contribution and due diligence (the “Underwriting Agreement”) shall have been entered into with Barclays in connection with the public resale of the Settlement Shares by Barclays (or an affiliate thereof); provided that such Underwriting Agreement shall not provide for any underwriting discount, commission or fee or any selling concessions. If Physical Settlement applies and Counterparty delivers Restricted Shares in respect of its settlement obligation, Barclays acknowledges that transfer of such Restricted Shares will be restricted under applicable securities laws.

(j)	Transfer or Assignment. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Barclays whose obligations hereunder are guaranteed by Barclays; provided that Barclays may not assign its rights and obligations under the Transaction if such assignment would result in (i) Counterparty being required to pay the assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay to Barclays in the absence of such assignment or (ii) Counterparty receiving a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Counterparty would have been required to so withhold or deduct in the absence of such assignment, unless the assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(k)

Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the

Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent. Barclays acknowledges and agrees that any delivery by Counterparty to Agent of any money, Shares or other assets or any notice, demand or communication with respect to the Transaction shall be effective for all purposes hereunder and under the Agreement as if such money, Shares, assets, notice, demand or communication had been delivered to Barclays on the date of the delivery thereof to Agent.

(l)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(m)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(n)	Staggered Settlement. Barclays may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Barclays will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Barclays will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Barclays would otherwise be required to deliver on such Nominal Settlement Date.

(o)

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty or if Counterparty owes Barclays any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or “Announcement Event” above (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or Termination Event that resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Barclays to satisfy, as the case may be, any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable (“Notice of Barclays/Counterparty Termination Delivery”). If the Payment Obligation is to be satisfied by delivery of Termination Delivery Units pursuant to the preceding sentence, within one Exchange Business Day following receipt of a Notice of Barclays/Counterparty Termination Delivery, Barclays shall deliver to Counterparty or the Counterparty shall deliver to Barclays, as the case may be, a number of Termination Delivery Units having a fair market value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be (A) purchased (I) over a commercially reasonable period of time and (II) if the

Termination Delivery Units are Shares, in compliance with Rule 10b-18, with the cash equivalent of such Payment Obligation, or (B) sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such Payment Obligation, as the case may be (either such period, the “Early Termination Settlement Pricing Period”)). By 9:00 a.m. New York time on the first Scheduled Trading Day following receipt of a Notice of Barclays/Counterparty Termination Delivery, Barclays shall notify Counterparty in writing of the length of the Early Termination Settlement Pricing Period. If the Payment Obligation is to be satisfied by delivery of Termination Delivery Units pursuant to this Section 5(o), (x) Physical Settlement as set forth herein shall apply, with the number of Termination Delivery Units to be delivered, determined as described above, being deemed to be the Number of Shares to be Delivered for purposes of such Physical Settlement, (y) the Early Termination Settlement Date shall be a “Settlement Date” within the meaning of Section 9.4 of the Equity Definitions, and (z) the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable to the delivery of Termination Delivery Units under this Section, except that all references herein and therein to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided further that in calculating any Payment Obligation in connection with a Termination Event, any distribution, issue or dividend, including any Extraordinary Dividend, paid in respect of the Termination Delivery Units shall not be considered a loss recoverable by Barclays. Counterparty agrees to furnish Barclays with written notice at least 30 days prior to the ex-dividend dates corresponding to such foregoing distributions, issues and dividends, other than a Regular Dividend. For the avoidance of doubt, any Share delivered in satisfaction of the Counterparty’s Payment Obligation as described in this Section 5(o) may be either a Registered Share or a Restricted Share as provided in Section 5(g) and 5(i) above.

(p)	No Material Non-Public Information. On the Trade Date, Counterparty represents and warrants to Barclays that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(q)	Maximum Number of Shares. The aggregate number of Shares that may be delivered by Counterparty pursuant to this Confirmation, the Equity Definitions or the Agreement in respect of the Transaction will be limited to the lesser of (i) the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares and (ii) 58,072,009 Shares. Notwithstanding the immediately preceding sentence, if the number of Shares to be issued at settlement by Counterparty exceeds the limit in clause (i) of the preceding sentence, Counterparty will use its commercially reasonable efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder, and if such approvals are obtained, shall satisfy any obligations not satisfied as a result of the immediately preceding sentence. For the avoidance of doubt, Counterparty shall not be required to satisfy in cash such Share delivery obligation if Counterparty is unable to obtain such necessary approvals.

(r)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(s)	Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction at any time other than during U.S. bankruptcy proceedings of Counterparty; provided, further, that nothing in this Section 5(s) shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(t)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(u)	Securities Contract. The parties hereto agree and acknowledge that Barclays is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(v)	Payments on Early Termination. Barclays and Counterparty agree that for the Transaction, the definition of Close-out Amount in the Agreement shall be amended by (i) deleting the second sentence of the paragraph immediately following clause (iii) thereof and (ii) replacing the words “(or any gain resulting from any of them)” with the words “and shall, in calculating any Close-out Amount, consider any gain resulting from its terminating, liquidating or re-establishing any hedge related to a Termination Transaction or group of Termination Transactions” in the second paragraph following clause (iii) thereof. For the avoidance of doubt, the Payment Obligation determined upon Early Termination shall not include the economic effect of any dividends or distributions, including any Extraordinary Dividends, declared or paid by the Counterparty since the Trade Date.

(w)	Agreement Regarding Calculations and Settlement. Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to costs of funding, stock loan rates or any distribution, issue or dividends declared since the Trade Date.

For the avoidance of doubt, following payment by Counterparty of the relevant Prepayment Amount, the Additional Payment and the Transaction Fee nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transaction or in respect of any Payment Obligation owed by Counterparty (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control).

(x)	Governing Law. The law of the State of New York (without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction).

(y)

Binding Contract. (i) This Base Confirmation, as supplemented by the Confirmation Pricing Supplement, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) the Confirmation Pricing Supplement constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Base Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Base Confirmation, as supplemented by the Confirmation Pricing Supplement. Barclays and Counterparty further agree and acknowledge that this Base Confirmation, as supplemented by the Confirmation Pricing Supplement, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

(z)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

6.	Account Details:

(a)	Account for payments to Counterparty:

CVS Caremark Corporation

Bank Name: The Bank of New York Mellon

ABA: 021000018

SWIFT code: IRVTUS3N

Acct:	CVS Caremark Corporation
One CVS Drive
Woonsocket, RI 02895

Acct No.: 890-0321-113

Account for delivery of Shares to Counterparty:

To be provided by Counterparty to Barclays.

(b)	Account for payments to Barclays:

Bank: Barclays Bank plc NY

ABA#: 026 00 2574

BIC: BARCUS33

Acct: 50038524

Beneficiary: BARCGB33

Ref: Barclays Bank plc London Equity Derivatives

7.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.

8.	Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

CVS Caremark Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Carol DeNale

Telephone No.: 401-770-4407

Facsimile No.: 401-770-5768

(b)	Address for notices or communications to Barclays:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn: Paul Robinson

Telephone: (+1) 212-526-0111

Facsimile: (+1) 917-522-0458

This Base Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Base Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Base Confirmation to Barclays at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS BANK PLC,

BY BARCLAYS CAPITAL INC.,

acting solely as its Agent in connection with the Transaction

By:	/s/ Adam Lawlor

Name:	Adam Lawlor

Title:	Authorised Signatory

Accepted and confirmed as of the Trade Date:

CVS CAREMARK CORPORATION.

By:	/s/ Carol A. DeNale

Name:	Carol A. DeNale

Title:	Senior Vice President and Treasurer